UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         May 20, 2013

USA TRUCK, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2013, Robert A. Peiser delivered a conditional resignation as a Class III director of USA Truck, Inc. (the "Company") in accordance with the Company's majority vote policy.  Pursuant to the majority vote policy, directors are expected to tender a conditional offer of resignation to the Company's Board of Directors (the "Board") if that director receives a greater number of votes "withheld" or "against" his or her nomination than are voted "for" such election.  At the Company's 2013 Annual Meeting of Stockholders, held on May 8, 2013, Mr. Peiser was reelected by a plurality of votes cast, but received more votes "withheld" from his election than "for" his election.  Accordingly, Mr. Peiser tendered his conditional resignation to the Board on May 14, 2013.

Pursuant to the majority vote policy, the Nominating and Corporate Governance Committee (the "Committee") of the Board considered Mr. Peiser's tendered resignation and made a recommendation to the full Board whether to accept or reject the tendered resignation.  Mr. Peiser did not participate in the deliberations of the Committee or of the Board.  In determining whether to accept or reject Mr. Peiser's tendered resignation, the Committee and the Board considered a number of factors relative to the best interests of the Company and its stockholders.  The Committee and the Board considered the stated reason for Mr. Peiser not receiving the required majority vote and whether such underlying cause was cured or curable.  The Committee considered that the sole reason cited in the ISS Proxy Advisory Services ("ISS") report recommending votes be withheld from Mr. Peiser's election was "failing to submit the adoption of a poison pill to a shareholder vote at this year's annual meeting," the consequence of which is that the Company's stockholder rights plan (the "Rights Plan") will be put to a stockholder vote approximately 17 months after implementation, rather than the ISS-recommended 12 months.  As noted in the ISS report, the Board believed that this small five-month difference was warranted due to the Board's belief that the Company's "turnaround strategy, inclusive of the attraction and integration of additional high-caliber operating personnel, will take several quarters to implement and that the distraction of an unsolicited offer could be damaging to the execution of the plan as well as to shareholder value."  Therefore, the Committee and the Board believe that the reason Mr. Peiser failed to obtain a majority of the votes is curable upon either a stockholder vote on the Rights Plan or revocation of the Rights Plan.  The Company's response to the ISS report, detailing the rationale behind the implementation of the Rights Plan and the stockholder vote at the Company's 2014 Annual Meeting of Stockholders, is attached hereto as Exhibit 99.1.

    The Committee and the Board also considered Mr. Peiser's numerous contributions to the Company during his service on the Board, including his role in the Company's turnaround strategy; his role in recruiting the Company's new CEO; his role in restructuring the Company's management; his relationships with management; his role in the addition of Mr. Creager to the Board; his introduction of additional changes to the Company's governance structure, including the majority vote policy, retirement age policy, stock ownership requirements for Board members, Board self-evaluation, director education, and procedures to ensure that Board members have adequate time to commit to Board service; and his guidance in the negotiation process of the Company's new credit facility, which provides a more stable structure and does not contain financial covenants.

   Ultimately, after consideration of all of these factors, the Committee recommended that the Board reject Mr. Peiser's tendered resignation, and the Board determined unanimously that it would not be in the best interests of the Company and its stockholders to accept Mr. Peiser's resignation.  Since Mr. Peiser's conditional resignation, offered in accordance with the majority vote policy, was not accepted, Mr. Peiser will continue to serve as a Class III member of the Board.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

99.1	Letter from the Company to ISS Proxy Advisory Services, dated April 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	May 20, 2013	/s/ John M. Simone
John M. Simone
President and Chief Executive Officer

Date:	May 20, 2013	/s/ Clifton R. Beckham
Clifton R. Beckham
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
99.1	Letter from the Company to ISS Proxy Advisory Services, dated April 29, 2013.